Exhibit 99.1

PORT ANGELES, Wash., Jan. 25, 2024 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports Fourth Quarter 2023 Results of Operations

Matthew P. Deines, President and CEO, comments on financial results:

"2023 was the most challenging year for many banks since the great recession," said Matthew P. Deines, President and CEO. "That was certainly the case for First Northwest Bancorp and First Fed Bank. In spite of our challenges, we celebrated our 100th anniversary in 2023, and we continue to celebrate our customers, employees and communities as we enter our second century. While we posted an operating loss in the 4th quarter, largely due to a restructure of our bond portfolio, changes to market rates led to an increase in tangible book value per share compared to September 2023 and December 2022. We look forward to a challenging and prosperous 2024 as we remain focused on our customers and their financial needs."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on February 23, 2024, to shareholders of record as of the close of business on February 9, 2024.

2023 FINANCIAL RESULTS	4Q 23	3Q 23	4Q 22	2023	2022
OPERATING RESULTS (in millions)
Net (loss) income	$(5.5)	$2.5	$6.1	$2.3	$15.6
Pre-provision net interest income	14.2	15.0	18.9	61.4	69.9
Noninterest expense	17.0	14.4	15.1	61.5	62.3
Total revenue, net of interest expense *	11.3	17.9	22.3	65.5	80.2
PER SHARE DATA
Basic and diluted (loss) earnings	$(0.62)	$0.28	$0.66	$0.26	$1.71
Book value	16.99	16.20	16.31	16.99	16.31
Tangible book value *	16.83	16.03	16.13	16.83	16.13
BALANCE SHEET (in millions)
Total assets	$2,202	$2,154	$2,042	$2,202	$2,042
Total loans	1,660	1,635	1,548	1,660	1,548
Total deposits	1,677	1,658	1,564	1,677	1,564
Total shareholders' equity	163	156	158	163	158
ASSET QUALITY
Net charge-off ratio (1)	0.14%	0.30%	0.11%	0.20%	0.03%
Nonperforming assets to total assets	0.85	0.11	0.09	0.85	0.09
Allowance for credit losses on loans
to total loans	1.05	1.04	1.04	1.05	1.04
Nonperforming loan coverage ratio	94	714	900	94	900
SELECTED RATIOS
Return on average assets (1)	-1.03%	0.46%	1.18%	0.11%	0.79%
Return on average equity (1)	-14.05	6.17	15.26	1.43	9.09
Return on average tangible equity (1) *	-14.20	6.23	15.45	1.45	9.21
Net interest margin	2.84	2.97	3.96	3.13	3.79
Efficiency ratio	150.81	80.52	67.91	93.89	77.71
Bank common equity tier 1 (CETI) ratio	13.12	13.43	13.40	13.12	13.40
Bank total risk-based capital ratio	14.11	14.38	14.42	14.11	14.42

(1)  Performance ratios are annualized, where appropriate.

* See reconciliation of Non-GAAP Financial Measures later in this release.

2023 Significant Items
•	First Fed Bank ("First Fed" or "Bank") took steps to reposition its securities portfolio by selling lower-yielding investments which resulted in a $5.4 million loss on the sale of $46.1 million of investment securities during the fourth quarter.
•	The Company completed final transactions related to its investments in Quin Ventures, Inc. ("Quin") and Quil Ventures, Inc. ("Quil Ventures"), which led to one-time charges for Quil Ventures totaling $1.7 million during the fourth quarter.
•	The Bank entered into a consent order with the Federal Deposit Insurance Corporation ("FDIC") pertaining to compliance matters that were self-identified by the Bank and have resulted in a strengthening of compliance controls.
•	Operating expenses, notably compensation and benefits, were down significantly year-over-year, excluding one-time charges.
•	Sale of Visa, Inc. Class B common stock generated a one-time gain of $470,000 in the fourth quarter.
•	Tangible book value* grew by 5.0% during the fourth quarter as positive changes in Other Comprehensive Income offset the net loss for the quarter. Capital ratios for the Bank remained substantially above well capitalized.
•	Loans grew year-over-year by $112.5 million, or 7.3%, to $1.66 billion.
•	Deposits grew year-over-year by $112.6 million, or 7.2%, to $1.68 billion, including a $50.8 million increase in deposits originated through digital channels.
•	Estimated insured deposits totaled $1.3 billion, or 78% of total deposits.
•	Liquidity remained ample with coverage of uninsured deposits at 1.2x.
•	Asset quality was closely monitored:
- Past due and nonperforming loan balances were less than 1.2% of the loan portfolio.
- Classified loans increased during the year to 2.1% of total loans.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or "Company") today reported a net loss of $5.5 million for the fourth quarter of 2023, compared to net income of $2.5 million for the third quarter of 2023 and $6.1 million for the fourth quarter of 2022. Basic and diluted loss per share were $0.62 for the fourth quarter of 2023, compared to basic and diluted earnings per share of $0.28 for the third quarter of 2023 and $0.66 for the fourth quarter of 2022. In the fourth quarter of 2023, the Company generated a return on average assets of -1.03%, a return on average equity of -14.05% and a return on average tangible common equity* of -14.20%. Loss before provision for income taxes was $6.9 million for the current quarter, compared to income of $3.1 million for the preceding quarter, a decrease of $10.0 million, or 321.3%, and decreased $13.8 million compared to income of $6.9 million for the fourth quarter of 2022.

Results in the fourth quarter of 2023 were impacted by a $5.4 million loss on sale of securities as First Fed took steps to reposition its securities portfolio by selling lower yielding investments. The cash from the transaction was in part reinvested back into the portfolio at current market rates with the remainder used to fund higher yielding loans and increase liquidity. We believe this transaction will better position the Bank for higher levels of interest income in 2024.

The Company sold available-for-sale investment securities with a book value of $46.1 million and weighted-average yield of 2.4% during the fourth quarter of 2023, for a pre-tax realized loss of $5.4 million. The investment securities sold consisted of $17.3 million of municipal bonds, $12.5 million of non-agency collateralized mortgage obligations, $7.8 million of agency collateral mortgage obligations, $2.5 million of U.S. Treasury securities, $4.0 million of collateralized mortgage obligations ("CMOs") and $1.7 million of international agency securities. During the fourth quarter of 2023, the Company used the proceeds to purchase $20.4 million of investment securities with a weighted average yield of 6.7%, fund $8.5 million of loans with a weighted-average yield of 8.5% and increase cash levels by $11.7 million at the 5.3% Fed Funds effective rate. The investment securities purchased consisted of $12.1 million of student loan floating rate bonds, $5.4 million of corporate asset-backed securities and $3.6 million of agency CMOs. These securities were all classified as available-for-sale upon purchase. The purchased securities have a positive spread differential of approximately 430 basis points over the securities that were sold, which is anticipated to result in $262,000 of additional pre-tax earnings on an annualized basis. Additionally, increased annualized interest income on loans of $723,000 and cash of $623,000, resulting from the loans funded and increased cash levels, are anticipated to have a total impact on earnings of $1.6 million. The Company estimates that the $5.4 million loss on the sale of securities will be earned back in approximately 3.4 years. The effective duration of the securities sold was 4.0 years compared to 1.0 year for the securities purchased. Upon execution of the repositioning transaction, the Bank's regulatory capital levels remained in excess of those required to be categorized as "well-capitalized." This repositioning of the securities portfolio is projected to be accretive to earnings, net interest margin and return on assets in future periods and is designed to provide the Company with greater flexibility in managing balance sheet growth.

Also during the fourth quarter of 2023, the Company determined that Quil Ventures was no longer a going concern, as their business model was not showing results, making the collectability of the receivable from and investment in Quil Ventures unlikely. Management determined that the related investment of $225,000 and commitment receivable of $1.5 million should be written off during the fourth quarter of 2023, impacting other noninterest income and other noninterest expense, respectively.

Other one-time noninterest expenses recorded in the fourth quarter of 2023 included an accrual for a civil money penalty proposed by the FDIC of $718,000 and a write-off of investor accounting related items totaling $725,000. The FDIC has proposed assessing a civil money penalty in connection with the concerns raised by the consent order entered into by the Bank. The Bank is engaged in discussions with the FDIC about the proposed civil money penalty and, as a result, other noninterest expenses in the fourth quarter of 2023 includes an accrual for a potential assessment of a civil money penalty by the FDIC. Additionally, a one-time gain of $470,000 on the sale of 1,404 shares of Visa, Inc. Class B common stock was recorded in other noninterest income during the fourth quarter of 2023.

Net Interest Income

Total interest income increased $475,000 to $26.3 million for the fourth quarter of 2023, compared to $25.8 million in the previous quarter, and increased $2.7 million from $23.7 million in the fourth quarter of 2022. Interest income increased in the current quarter due to an increased volume of loans and higher yields on loans, investments and interest-earning deposits in banks. Interest and fees on loans increased year-over-year as First Fed's loan portfolio grew as a result of draws on new and existing lines of credit, originations of multi-family and commercial real estate loans, and auto and manufactured home loan purchases. The Northpointe Mortgage Purchase Program ("Northpointe MPP") participation also provided $504,000 of additional loan interest income. Loan yields increased over the prior year due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or other indices.

Total interest expense increased $1.2 million to $12.1 million for the fourth quarter of 2023, compared to $10.9 million in the third quarter of 2023, and increased $7.4 million from $4.7 million in the fourth quarter a year ago. Current quarter interest expense was higher due to a 27 basis point increase in the cost of deposits to 2.12% for the quarter ended December 31, 2023, from 1.85% for the prior quarter. The increase over the fourth quarter of 2022 was the result of a 150 basis point increase in the cost of deposits from 0.62% in the fourth quarter one year ago, along with higher volumes and rates paid on certificates of deposit ("CDs") and short-term FHLB advances. A shift in the deposit mix from transaction and money market accounts to savings accounts and CDs resulted in higher costs of deposits. Utilization of brokered CDs also contributed to additional deposit costs with a 257 basis point increase to 4.72% for the current quarter compared to 2.15% for the fourth quarter one year ago.

Net interest income before provision for credit losses for the fourth quarter of 2023 decreased $755,000, or 5.1%, to $14.2 million, compared to $15.0 million for the preceding quarter, and decreased $4.7 million, or 25.0%, from the fourth quarter one year ago.

The Company recorded a $1.2 million provision for credit losses in the fourth quarter of 2023, primarily from the provision for credit losses on loans due to additional charge-offs from the Splash unsecured consumer loan program and an increased loss factor applied to commercial real estate loans. The provision for credit losses on loans was partially offset by a provision recovery on unfunded commitments due to a decrease in volume at quarter end. This compares to a credit loss provision of $371,000 for the preceding quarter. A loan loss provision of $285,000 was recorded for the fourth quarter of 2022, which was estimated using the incurred loss method based on historical loss trends combined with qualitative adjustments that was used prior to 2023.

The net interest margin decreased to 2.84% for the fourth quarter of 2023, from 2.97% for the prior quarter, and decreased 112 basis points compared to 3.96% for the fourth quarter of 2022. Decreases from both the prior quarter and the same quarter one year ago are due to higher funding costs for both deposits and borrowed funds. New loan originations are priced to account for the increasing cost of funds. Organic loan production is augmented with higher-yielding purchased loans through established relationships with loan originators. The Bank's fair value hedging agreement increased quarter-over-quarter interest income by $166,000. We believe the sale and redeployment of investment securities discussed above will also provide an increase in future loan and investment income.

The yield on average earning assets for the fourth quarter of 2023 increased 13 basis points to 5.27% compared to the third quarter of 2023 and increased 32 basis points from 4.95% for the fourth quarter of 2022, primarily attributable to higher loan rates at origination and increased yields on variable-rate loans. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The cost of average interest-bearing liabilities increased 27 basis points to 2.87% for the fourth quarter of 2023, compared to 2.60% for the third quarter of 2023, and increased 163 basis points from 1.24% for the fourth quarter of 2022. Total cost of funds increased to 2.48% for the fourth quarter of 2023 from 2.23% in the prior quarter and increased from 1.02% for the fourth quarter of 2022. Current quarter increases were due to higher costs on interest-bearing deposits and borrowings in addition to increases in average CD and borrowing balances.

The increase over the same quarter last year was driven by higher rates paid on deposits and borrowings and higher average CD balances. The Company attracted and retained funding through the use of promotional products and a focus on digital account acquisition. The mix of retail deposit balances shifted from no or low-cost transaction accounts towards higher cost term certificate and savings products. Retail CDs represented 30.2%, 27.6% and 17.3% of retail deposits at December 31, 2023, September 30, 2023 and December 31, 2022, respectively. Average interest-bearing deposit balances increased $1.3 million, or 0.1%, to $1.38 billion for the fourth quarter of 2023 compared to the third quarter of 2023 and increased $135.8 million, or 10.9%, compared to $1.24 billion for the fourth quarter of 2022.

Selected Yields	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Loan yield	5.38%	5.31%	5.38%	5.16%	5.22%
Investment securities yield	4.53	4.18	4.09	3.93	3.71
Cost of interest-bearing deposits	2.52	2.22	1.87	1.37	0.78
Cost of total deposits	2.12	1.85	1.54	1.12	0.62
Cost of borrowed funds	4.50	4.45	4.36	3.92	3.30
Net interest spread	2.40	2.54	2.84	3.13	3.71
Net interest margin	2.84	2.97	3.25	3.46	3.96

Noninterest Income

Noninterest income decreased 200.9% to a loss of $2.9 million for the fourth quarter of 2023 compared to income of $2.9 million for the third quarter of 2023, primarily due to the $5.4 million loss on sale of securities recognized in the fourth quarter as the Company took steps to reposition the securities portfolio. Partially offsetting the investment securities loss was an increase in the valuation of servicing rights on sold loans of $178,000 and a one-time gain on sale of Visa, Inc. Class B common stock of $470,000 recorded in other income. An additional $200,000 of funds were recouped on Splash loan charge-offs in the current quarter compared to $750,000 recorded in other income in the preceding quarter. Noninterest income decreased 187.0% from $3.4 million in the same quarter one year ago, primarily due to the loss on sale of investment securities, partially offset by the gain on the sale of Visa Class B shares. Saleable mortgage loan production and related gains continued to be impacted by higher market rates on mortgage loans compared to the prior year.

Noninterest income declined $6.3 million to $4.0 million for the year ended December 31, 2023, compared to $10.3 million for the year ended December 31, 2022, mainly due to the loss on sale of securities in the fourth quarter of 2023.

Noninterest Income
$ in thousands	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Loan and deposit service fees	$1,068	$1,068	$1,064	1,141	$1,163
Sold loan servicing fees and servicing rights mark-to-market	276	98	(191)	493	202
Net gain on sale of loans	33	171	58	176	55
Net (loss) gain on sale of investment securities	(5,397)	—	—	—	—
Increase in cash surrender value of bank-owned life insurance	260	252	190	226	230
Income from death benefit on bank-owned life insurance, net	—	—	—	—	1,489
Other income	831	1,315	590	298	229
Total noninterest income	$(2,929)	$2,904	$1,711	$2,334	$3,368

Noninterest Expense

Noninterest expense totaled $17.0 million for the fourth quarter of 2023, compared to $14.4 million for the preceding quarter and $15.1 million for the fourth quarter a year ago. Increases in other expense were due to the $1.5 million Quil Ventures commitment receivable write-off, an accrual of $718,000 for a potential civil money penalty proposed by the FDIC and a write-off of investor accounting related items totaling $725,000. These other expenses were partially offset by decreases in incentive compensation of $748,000 and marketing expenses of $266,000. The increase in total noninterest expenses compared to the fourth quarter of 2022 reflects the one-time expenses recorded for the commitment receivable, proposed civil money penalty accrual and investor accounting write-off, as well as higher Bank professional fees and FDIC insurance premiums. The year-over-year increases were partially offset by a $287,000 reduction in expenses related to Quin data processing and other expenses, and decreases in Bank incentive compensation, medical premium expenses and marketing expenses. The Company continues to focus on controlling compensation expense and reducing advertising and other discretionary spending. We do not anticipate a recurrence of any of the one-time charges referred to previously.

Noninterest expense decreased 1.4% to $61.5 million for the year ended December 31, 2023, compared to $62.3 million for the year ended December 31, 2022. Compensation expense decreased $4.7 million for the year ended December 31, 2023, primarily due to a $1.5 million reduction related to Quin compensation and lower Bank salaries, commissions, payroll taxes and medical insurance expenses. Quin non-compensation expenses included for the year ended December 31, 2023, totaled $320,000 compared to $2.7 million in the year ended December 31, 2022.

Noninterest Expense
$ in thousands	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Compensation and benefits	$7,397	$7,795	$7,837	$8,357	$8,357
Data processing	2,107	1,945	2,038	2,119	2,119
Occupancy and equipment	1,262	1,173	1,209	1,300	1,300
Supplies, postage, and telephone	351	292	355	333	333
Regulatory assessments and state taxes	376	446	389	372	372
Advertising	235	501	1,041	486	486
Professional fees	1,119	929	806	762	762
FDIC insurance premium	418	369	257	235	235
Other expense	3,725	926	939	1,179	1,179
Total noninterest expense	$16,990	$14,376	$14,871	$15,143	$15,143

Efficiency ratio	150.81%	80.52%	86.01%	79.78%	67.91%

Investment Securities

Investment securities decreased $13.7 million, or 4.4%, to $295.6 million at December 31, 2023, compared to $309.3 million three months earlier, and decreased $31.0 million compared to $326.6 million at December 31, 2022. The market value of the portfolio increased $18.0 million during the fourth quarter of 2023, primarily due to a $13.1 million improvement in unrealized losses driven by a decrease in long-term interest rates and $4.9 million of realized losses related to the securities sale. At December 31, 2023, municipal bonds totaled $87.8 million and comprised the largest portion of the investment portfolio at 29.7%. Non-agency issued mortgage-backed securities ("MBS non-agency") were the second largest segment, totaling $76.1 million, or 25.7%, of the portfolio at quarter end. Included in MBS non-agency are $39.2 million of commercial mortgaged-backed securities ("CMBS"), of which 94.9% are in "A" tranches and the remaining 5.1% are in "B" tranches. Our largest exposure is to long-term care facilities, which comprises 76.0%, or $29.8 million, of our private label CMBS securities. All of the CMBS bonds have credit enhancements ranging from 29% to 97%, with a weighted-average credit enhancement of 56%, that further reduce risk of loss on these investments.

The sale of investment securities during the fourth quarter of 2023 resulted in a shift in the investment mix from mortgage-backed securities, municipal bonds and U.S. Treasury notes toward more U.S. agency and corporate asset-backed securities.

The estimated average life of the securities portfolio was approximately 7.69 years, compared to 7.65 years in the prior quarter and 8.23 years in the fourth quarter of 2022. The effective duration of the portfolio was approximately 4.75 years at December 31, 2023, compared to 4.91 years in the prior quarter and 5.08 years at the end of the fourth quarter of 2022.

Investment Securities Available for Sale, at Fair Value
$ in thousands	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Municipal bonds	$87,761	$93,995	$100,503	$101,910	$98,050
U.S. Treasury notes	—	2,377	2,364	2,390	2,364
International agency issued bonds (Agency bonds)	—	1,703	1,717	1,745	1,702
U.S. government agency issued asset-backed securities (ABS agency)	11,782	—	—	—	—
Corporate issued asset-backed securities (ABS corporate)	5,286	—	—	—	—
Corporate issued debt securities (Corporate debt):
Senior positions	9,270	16,975	16,934	17,025	16,828
Subordinated bank notes	42,184	37,360	36,740	38,092	38,671
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	63,247	66,946	71,565	74,946	75,648
Non-agency issued mortgage-backed securities (MBS non-agency)	76,093	89,968	92,140	92,978	93,306
Total securities available for sale, at fair value	$295,623	$309,324	$321,963	$329,086	$326,569

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, increased $24.5 million, or 1.5%, to $1.64 billion at December 31, 2023, from $1.62 billion at September 30, 2023, and increased $111.1 million, or 7.3%, from $1.53 billion one year ago. Commercial business loans increased $10.9 million, primarily attributable to an increase in our Northpointe MPP participation from $162,000 three months prior to $9.5 million at the current quarter end, along with $5.3 million of organic originations partially offset by repayments. One-to-four family loans increased $8.5 million during the current quarter as a result of $13.9 million in residential construction loans that converted to permanent amortizing loans, partially offset by payments received. Multi-family loans increased $7.6 million during the current quarter. The increase was primarily the result of $6.0 million of construction loans converting into permanent amortizing loans, partially offset by scheduled payments. Commercial real estate loans increased $6.5 million during the current quarter compared to the previous quarter as originations exceeded payoffs and scheduled payments. Home equity loans increased $5.5 million over the previous quarter due to draws on new and existing commitments. Auto and other consumer loans increased $344,000 during the current quarter as originations exceeded payoffs and scheduled payments. Construction loans decreased $13.7 million during the quarter, with $19.9 million converting into fully amortizing loans, partially offset by draws on new and existing loans.

The Company originated $4.5 million in residential mortgages during the fourth quarter of 2023 and sold $4.2 million, with an average gross margin on sale of mortgage loans of approximately 2.01%. This production compares to residential mortgage originations of $8.3 million in the preceding quarter with sales of $9.7 million, and an average gross margin of 2.02%. Single-family home inventory remains historically low and higher market rates on mortgage loans continue to limit saleable mortgage loan production. New single-family residence construction loan commitments totaled $2.3 million in the fourth quarter, compared to $6.5 million in the preceding quarter.

Loans by Collateral and Unfunded Commitments
$ in thousands	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
One-to-four family construction	$60,211	$72,991	$74,787	$65,770	$63,021
All other construction and land	69,484	71,092	81,968	95,769	130,588
One-to-four family first mortgage	426,159	409,207	428,879	394,595	384,255
One-to-four family junior liens	12,250	12,859	11,956	9,140	8,219
One-to-four family revolving open-end	42,479	38,413	33,658	30,473	29,909
Commercial real estate, owner occupied:
Health care	22,523	22,677	23,157	23,311	23,463
Office	18,468	18,599	18,797	22,246	22,583
Warehouse	14,758	14,890	15,158	16,782	20,411
Other	61,304	57,414	60,054	52,212	47,778
Commercial real estate, non-owner occupied:
Office	53,548	53,879	54,926	58,711	59,216
Retail	51,384	51,466	51,824	52,175	54,800
Hospitality	67,332	61,339	53,416	45,978	46,349
Other	94,822	96,083	90,870	93,207	89,047
Multi-family residential	333,428	325,338	296,398	284,699	252,765
Commercial business loans	76,920	75,068	80,079	80,825	73,963
Commercial agriculture and fishing loans	5,422	4,437	7,844	1,829	1,847
State and political subdivision obligations	405	439	439	439	439
Consumer automobile loans	132,877	134,695	137,860	136,540	136,213
Consumer loans secured by other assets	108,542	104,999	105,653	106,360	93,041
Consumer loans unsecured	7,712	9,093	10,437	8,403	9,644
Total loans	$1,660,028	$1,634,978	$1,638,160	$1,579,464	$1,547,551

Unfunded loan commitments	$149,631	$154,722	$168,668	$202,720	$225,836

Deposits

Total deposits increased $19.1 million to $1.68 billion at December 31, 2023, compared to $1.66 billion at September 30, 2023, and increased $112.6 million, or 7.2%, compared to $1.56 billion one year ago. Increases in brokered CDs of $38.0 million, consumer CDs of $27.1 million, public fund CDs of $3.3 million, business CDs of $2.9 million and business money market accounts of $2.4 million, were offset by decreases in consumer demand accounts of $17.3 million, consumer money market accounts of $12.9 million, business demand accounts of $12.6 million, business savings accounts of $6.5 million and consumer savings accounts of $4.5 million, during the fourth quarter of 2023. Decreases in demand and money market accounts were driven by customer behavior as they sought out higher rates offered in CDs. Deposits originated through digital channels, which are included in the deposits described above, increased $50.8 million, or 339.8%, year-over-year to $65.8 million at December 31, 2023, from $15.0 million at December 31, 2022. The current rate environment has contributed to greater competition for deposits with additional deposit rate specials offered to attract new funds.

The Company estimates that $363.7 million, or 22%, of total deposit balances were uninsured at December 31, 2023. Approximately $235.6 million, or 14%, of total deposits were uninsured business and consumer deposits with the remaining $128.1 million, or 8%, consisting of uninsured public funds. Uninsured public fund balances are fully collateralized. The Bank holds an FHLB letter of credit as part of our participation in the Washington Public Deposit Protection Commission program which covers $110.5 million of related deposit balances. The remaining $17.6 million is fully covered through pledged securities.

Consumer deposits make up 60% of total deposits with an average balance of $24,000 per account. Business deposits make up 20% of total deposits with an average balance of $47,000 per account. Public Fund deposits make up 8% of total deposits with an average balance of $1.5 million per account. We have maintained the majority of our public fund relationships for over 10 years. The remaining 12% of account balances are brokered CDs. Approximately 68% of our customer base is located in rural areas, with 20% in urban areas and the remaining 12% are brokered deposits.

Deposits
$ in thousands	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Noninterest-bearing demand deposits	$252,083	$269,800	$280,475	$292,119	$315,083
Interest-bearing demand deposits	169,418	182,361	179,029	189,187	193,558
Money market accounts	362,205	372,706	374,269	402,760	473,009
Savings accounts	242,148	253,182	260,279	242,117	200,920
Certificates of deposit, retail	443,412	410,136	379,484	333,510	247,824
Total retail deposits	1,469,266	1,488,185	1,473,536	1,459,693	1,430,394
Certificates of deposit, brokered	207,626	169,577	179,586	134,515	133,861
Total deposits	$1,676,892	$1,657,762	$1,653,122	$1,594,208	$1,564,255

Public fund and tribal deposits included in total deposits	$132,652	$128,627	$130,974	$119,969	$103,662
Total loans to total deposits	99%	99%	99%	99%	99%

Deposit Mix	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Noninterest-bearing demand deposits	15.0%	16.3%	17.0%	18.3%	20.1%
Interest-bearing demand deposits	10.1	11.0	10.8	11.9	12.4
Money market accounts	21.6	22.5	22.6	25.3	30.3
Savings accounts	14.4	15.3	15.7	15.2	12.8
Certificates of deposit, retail	26.5	24.7	23.0	20.9	15.8
Certificates of deposit, brokered	12.4	10.2	10.9	8.4	8.6

Cost of Deposits for the Quarter Ended	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Interest-bearing demand deposits	0.45%	0.46%	0.45%	0.42%	0.17%
Money market accounts	1.48	1.22	0.99	0.73	0.49
Savings accounts	1.54	1.42	1.22	0.70	0.17
Certificates of deposit, retail	3.92	3.52	3.25	2.59	1.65
Certificates of deposit, brokered	4.72	4.31	3.44	2.99	2.15
Cost of total deposits	2.12	1.85	1.54	1.12	0.62

Asset Quality

Nonperforming loans were $18.6 million at December 31, 2023, an increase of $16.3 million from September 30, 2023, primarily attributable to a $15.0 million commercial construction loan placed on nonaccrual due to continued credit concerns, $877,000 of commercial business loans and a newly delinquent single-family residential loan. The percentage of the allowance for credit losses on loans to nonperforming loans decreased to 94% at December 31, 2023, from 714% at September 30, 2023, and from 900% at December 31, 2022. Classified loans increased $12.2 million to $35.1 million at December 31, 2023, due to the downgrade of a commercial loan relationship totaling $9.3 million involving several commercial real estate and business loans along with downgrades of a $3.6 million Small Business Administration loan and a $104,000 commercial business loan during the fourth quarter. The $15.0 million construction loan, which became a classified loan in the fourth quarter of 2022, and the $9.3 million commercial loan relationship account for 69% of the classified loan balance at December 31, 2023. The Bank is actively working with these borrowers to ensure the best possible outcome on these loans, including the potential sale of the underlying collateral to satisfy the real estate loans.

The allowance for credit losses on loans as a percentage of total loans was 1.05% at December 31, 2023, increasing from 1.04% at both the prior quarter end and one year earlier. The current quarter increase can be attributed to higher loan balances offset by changes in the loan mix with a shift in balances to amortizing loans, which carry lower reserve estimates.

$ in thousands	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Allowance for credit losses on loans to total loans	1.05%	1.04%	1.06%	1.10%	1.04%
Allowance for credit losses on loans to nonperforming loans	94	714	677	661	900
Nonperforming loans to total loans	1.12	0.15	0.16	0.17	0.12
Net charge-off ratio (annualized)	0.14	0.30	0.10	0.25	0.11

Total nonperforming loans	$18,644	$2,374	$2,554	$2,633	$1,790
Reserve for unfunded commitments	$817	$828	$1,336	$1,336	$325

Capital

Total shareholders’ equity increased to $163.3 million at December 31, 2023, compared to $156.1 million three months earlier, due to an increase in the fair market value of the available-for-sale investment securities portfolio, net of taxes, of $14.1 million, partially offset by a net loss of $5.5 million, a $1.2 million decrease in the after-tax fair market value of derivatives, dividends declared of $673,000 and share repurchases totaling $158,000.

Tangible book value per common share* was $16.83 at December 31, 2023, compared to $16.03 at September 30, 2023, and $16.13 at December 31, 2022. Book value per common share was $16.99 at December 31, 2023, compared to $16.20 at September 30, 2023, and $16.31 at December 31, 2022.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2023. Common Equity Tier 1 and Total Risk-Based Capital Ratios at December 31, 2023, were 13.1% and 14.1%, respectively.

	4Q 23	3Q 23	2Q 23	1Q 23	4Q 22
Equity to total assets	7.42%	7.25%	7.38%	7.38%	7.75%
Tangible common equity ratio *	7.35	7.17	7.31	7.30	7.67
Capital ratios (First Fed Bank):
Tier 1 leverage	9.90	10.12	10.16	10.41	10.41
Common equity Tier 1 capital	13.12	13.43	13.10	13.34	13.40
Tier 1 risk-based	13.12	13.43	13.10	13.34	13.40
Total risk-based	14.11	14.38	14.08	14.35	14.42

Share Repurchase Program and Cash Dividend

First Northwest continued to return capital to our shareholders through cash dividends and share repurchases during the fourth quarter of 2023. We repurchased 12,205 shares of common stock under the Company's October 2020 stock repurchase plan at an average price of $12.90 per share for a total of $158,000 during the quarter ended December 31, 2023, leaving 214,132 shares remaining under the plan. In addition, the Company paid cash dividends totaling $672,000 in the fourth quarter of 2023.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company received several accolades as a leader in the community in the last year.

In October 2023, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive for the second year in a row.
In September 2023, the First Fed team was recognized in the 2023 Best of Olympic Peninsula surveys, winning Best Bank and Best Financial Advisor in Clallam County. First Fed was also a finalist for Best Bank in Jefferson County, Best Employer in Kitsap County and Best Bank and Best Financial Institution in Bainbridge.
In June 2023, First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.
In May 2023, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #1 in the medium-sized company category in 2023 and was ranked #3 in the same category in 2022.

In March 2023, First Fed won “Best Bank” in Cascadia Daily News 2023 Readers' Choice. It was the first year that First Fed had participated in this Whatcom County poll.
First Fed has been rated a 5-star bank by Bauer Financial, a leading independent bank and credit union rating and research firm. This top rating indicates that First Fed is one of the strongest banks in the nation based on capital, loan quality and other detailed performance criteria.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP, Chief Financial Officer and Chief Operating Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	December 31, 2023	September 30, 2023	December 31, 2022	Three Month Change	One Year Change
ASSETS
Cash and due from banks	$19,845	$20,609	$17,104	-3.7%	16.0%
Interest-earning deposits in banks	103,324	63,277	28,492	63.3	262.6
Investment securities available for sale, at fair value	295,623	309,324	326,569	-4.4	-9.5
Loans held for sale	753	689	597	9.3	26.1
Loans receivable (net of allowance for credit losses on loans $17,510, $16,945, and $16,116)	1,642,518	1,618,033	1,531,435	1.5	7.3
Federal Home Loan Bank (FHLB) stock, at cost	13,664	12,621	11,681	8.3	17.0
Accrued interest receivable	7,894	8,093	6,743	-2.5	17.1
Premises and equipment, net	18,049	17,954	18,089	0.5	-0.2
Servicing rights on sold loans, at fair value	3,793	3,729	3,887	1.7	-2.4
Bank-owned life insurance, net	40,578	40,318	39,665	0.6	2.3
Equity and partnership investments	14,794	14,623	14,289	1.2	3.5
Goodwill and other intangible assets, net	1,086	1,087	1,089	-0.1	-0.3
Deferred tax asset, net	13,001	16,611	14,091	-21.7	-7.7
Prepaid expenses and other assets	26,875	26,577	28,339	1.1	-5.2
Total assets	$2,201,797	$2,153,545	$2,042,070	2.2%	7.8%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,676,892	$1,657,762	$1,564,255	1.2%	7.2%
Borrowings	320,936	300,416	285,358	6.8	12.5
Accrued interest payable	3,396	2,276	455	49.2	646.4
Accrued expenses and other liabilities	35,973	34,651	32,344	3.8	11.2
Advances from borrowers for taxes and insurance	1,260	2,375	1,376	-46.9	-8.4
Total liabilities	2,038,457	1,997,480	1,883,788	2.1	8.2

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,611,876 at December 31, 2023; issued and outstanding 9,630,735 at September 30, 2023; and issued and outstanding 9,703,581 at December 31, 2022	96	96	97	0.0	-1.0
Additional paid-in capital	95,784	95,658	95,508	0.1	0.3
Retained earnings	107,349	113,579	114,424	-5.5	-6.2
Accumulated other comprehensive loss, net of tax	(32,636)	(45,850)	(40,543)	28.8	19.5
Unearned employee stock ownership plan (ESOP) shares	(7,253)	(7,418)	(7,913)	2.2	8.3
Total parent's shareholders' equity	163,340	156,065	161,573	4.7	1.1
Noncontrolling interest in Quin Ventures, Inc.	—	—	(3,291)	n/a	100.0
Total shareholders' equity	163,340	156,065	158,282	4.7	3.2
Total liabilities and shareholders' equity	$2,201,797	$2,153,545	$2,042,070	2.2%	7.8%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	December 31, 2023	September 30, 2023	December 31, 2022	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$22,083	$21,728	$20,240	1.6%	9.1%
Interest on investment securities	3,393	3,368	3,059	0.7	10.9
Interest on deposits in banks	581	524	173	10.9	235.8
FHLB dividends	252	214	189	17.8	33.3
Total interest income	26,309	25,834	23,661	1.8	11.2
INTEREST EXPENSE
Deposits	8,758	7,699	2,434	13.8	259.8
Borrowings	3,356	3,185	2,297	5.4	46.1
Total interest expense	12,114	10,884	4,731	11.3	156.1
Net interest income	14,195	14,950	18,930	-5.1	-25.0
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	1,162	880	285	32.0	307.7
Recapture of provision for credit losses on unfunded commitments	(10)	(509)	—	98.0	100.0
Provision for credit losses	1,152	371	285	210.5	304.2
Net interest income after provision for credit losses	13,043	14,579	18,645	-10.5	-30.0
NONINTEREST INCOME
Loan and deposit service fees	1,068	1,068	1,163	0.0	-8.2
Sold loan servicing fees and servicing rights mark-to-market	276	98	202	181.6	36.6
Net gain on sale of loans	33	171	55	-80.7	-40.0
Net (loss) gain on sale of investment securities	(5,397)	—	—	100.0	100.0
Increase in cash surrender value of bank-owned life insurance	260	252	230	3.2	13.0
Income from death benefit on bank-owned life insurance, net	—	—	1,489	n/a	-100.0
Other income	831	1,315	229	-36.8	262.9
Total noninterest income	(2,929)	2,904	3,368	-200.9	-187.0
NONINTEREST EXPENSE
Compensation and benefits	7,397	7,795	8,357	-5.1	-11.5
Data processing	2,107	1,945	2,119	8.3	-0.6
Occupancy and equipment	1,262	1,173	1,300	7.6	-2.9
Supplies, postage, and telephone	351	292	333	20.2	5.4
Regulatory assessments and state taxes	376	446	372	-15.7	1.1
Advertising	235	501	486	-53.1	-51.6
Professional fees	1,119	929	762	20.5	46.9
FDIC insurance premium	418	369	235	13.3	77.9
Other expense	3,725	926	1,179	302.3	215.9
Total noninterest expense	16,990	14,376	15,143	18.2	12.2
Income before (benefit) provision for income taxes	(6,876)	3,107	6,870	-321.3	-200.1
(Benefit) provision for income taxes	(1,354)	603	1,008	-324.5	-234.3
Net (loss) income	(5,522)	2,504	5,862	-320.5	-194.2
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	—	—	198	n/a	-100.0
Net (loss) income attributable to parent	$(5,522)	$2,504	$6,060	-320.5%	-191.1%

Basic and diluted (loss) earnings per common share	$(0.62)	$0.28	$0.66	-321.4%	-193.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Year Ended December 31,		Percent
	2023	2022	Change
INTEREST INCOME
Interest and fees on loans receivable	$84,614	$68,635	23.3%
Interest on investment securities	13,279	10,866	22.2
Interest on deposits in banks	2,126	375	466.9
FHLB dividends	880	502	75.3
Total interest income	100,899	80,378	25.5
INTEREST EXPENSE
Deposits	27,019	5,198	419.8
Borrowings	12,448	5,317	134.1
Total interest expense	39,467	10,515	275.3
Net interest income	61,432	69,863	-12.1
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	2,357	1,535	53.6
(Recapture of) provision for credit losses on unfunded commitments	(1,034)	0	100.0
Provision for credit losses	1,323	1,535	-13.8
Net interest income after provision for credit losses	60,109	68,328	-12.0
NONINTEREST INCOME
Loan and deposit service fees	4,341	4,729	-8.2
Sold loan servicing fees and servicing rights mark-to-market	676	867	-22.0
Net gain on sale of loans	438	824	-46.8
Net (loss) gain on sale of investment securities	(5,397)	118	-4,673.7
Increase in cash surrender value of bank-owned life insurance	928	916	1.3
Income from death benefit on bank-owned life insurance, net	—	1,489	-100.0
Other income	3,034	1,384	119.2
Total noninterest income	4,020	10,327	-61.1
NONINTEREST EXPENSE
Compensation and benefits	31,209	35,940	-13.2
Data processing	8,170	7,539	8.4
Occupancy and equipment	4,858	5,398	-10.0
Supplies, postage, and telephone	1,433	1,376	4.1
Regulatory assessments and state taxes	1,635	1,539	6.2
Advertising	2,706	3,288	-17.7
Professional fees	3,738	2,645	41.3
FDIC insurance premium	1,357	888	52.8
Other	6,348	3,699	71.6
Total noninterest expense	61,454	62,312	-1.4
Income before provision for income taxes	2,675	16,343	-83.6
Provision for income taxes	549	2,847	-80.7
Net income	2,126	13,496	-84.2
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	160	2,149	-92.6
Net income attributable to parent	$2,286	$15,645	-85.4%

Basic and diluted earnings per common share	$0.26	$1.71	-84.8%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Performance ratios: (1)
Return on average assets	-1.03%	0.46%	0.34%	0.70%	1.18%
Return on average equity	-14.05	6.17	4.41	8.98	15.26
Average interest rate spread	2.40	2.54	2.84	3.14	3.72
Net interest margin (2)	2.84	2.97	3.25	3.46	3.96
Efficiency ratio (3)	150.8	80.5	86.0	79.8	67.9
Equity to total assets	7.42	7.25	7.38	7.38	7.75
Average interest-earning assets to average interest-bearing liabilities	118.2	120.0	120.7	122.4	124.8
Book value per common share	$16.99	$16.20	$16.56	$16.57	$16.31

Tangible performance ratios:
Tangible assets (4)	$2,200,230	$2,151,849	$2,161,235	$2,170,202	$2,040,267
Tangible common equity (4)	161,773	154,369	157,914	158,444	156,479
Tangible common equity ratio (4)	7.35%	7.17%	7.31%	7.30%	7.67%
Return on tangible common equity (4)	-14.20	6.23	4.47	9.08	15.45
Tangible book value per common share (4)	$16.83	$16.03	$16.39	$16.38	$16.13

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.85%	0.11%	0.12%	0.12%	0.09%
Nonperforming loans to total loans (6)	1.12	0.15	0.16	0.17	0.12
Allowance for credit losses on loans to nonperforming loans (6)	93.92	713.77	677.25	660.69	900.34
Allowance for credit losses on loans to total loans	1.05	1.04	1.06	1.10	1.04
Annualized net charge-offs to average outstanding loans	0.14	0.30	0.10	0.25	0.11

Capital ratios (First Fed Bank):
Tier 1 leverage	9.9%	10.1%	10.2%	10.4%	10.4%
Common equity Tier 1 capital	13.1	13.4	13.1	13.3	13.4
Tier 1 risk-based	13.1	13.4	13.1	13.3	13.4
Total risk-based	14.1	14.4	14.1	14.4	14.4

Other Information:
Average total assets	$2,127,655	$2,139,734	$2,118,014	$2,050,210	$2,039,016
Average total loans	1,645,418	1,641,206	1,605,133	1,552,299	1,554,276
Average interest-earning assets	1,980,226	1,994,251	1,975,384	1,909,271	1,895,799
Average noninterest-bearing deposits	259,845	276,294	282,514	294,235	326,450
Average interest-bearing deposits	1,379,059	1,377,734	1,333,943	1,288,429	1,243,185
Average interest-bearing liabilities	1,675,044	1,661,996	1,636,188	1,559,983	1,519,106
Average equity	155,971	160,994	161,387	159,319	157,590
Average common shares -- basic	8,928,620	8,906,526	8,914,355	8,911,294	9,069,493
Average common shares -- diluted	8,968,828	8,934,882	8,931,386	8,939,601	9,106,453

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Year Ended December 31,
	2023	2022
Performance ratios: (1)
Return on average assets	0.11%	0.79%
Return on average equity	1.43	9.09
Average interest rate spread	2.71	3.63
Net interest margin (2)	3.13	3.79
Efficiency ratio (3)	93.9	77.7
Equity to total assets	7.42	7.75
Average interest-earning assets to average interest-bearing liabilities	120.3	128.8
Book value per common share	$16.99	$16.31

Tangible performance ratios:
Tangible assets (4)	$2,200,230	$2,040,267
Tangible common equity (4)	161,773	156,479
Tangible common equity ratio (4)	7.35%	7.67%
Return on tangible common equity (4)	1.45	9.21
Tangible book value per common share (4)	$16.83	$16.13

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.85%	0.09%
Nonperforming loans to total loans (6)	1.12	0.12
Allowance for credit losses on loans to nonperforming loans (6)	93.92	900.34
Allowance for credit losses on loans to total loans	1.05	1.04
Annualized net charge-offs to average outstanding loans	0.20	0.03

Capital ratios (First Fed Bank):
Tier 1 leverage	9.9%	10.4%
Common equity Tier 1 capital	13.1	13.4
Tier 1 risk-based	13.1	13.4
Total risk-based	14.1	14.4

Other Information:
Average total assets	$2,109,200	$1,975,233
Average total loans	1,611,352	1,464,448
Average interest-earning assets	1,965,059	1,842,645
Average noninterest-bearing deposits	278,123	335,646
Average interest-bearing deposits	1,345,130	1,228,286
Average interest-bearing liabilities	1,633,697	1,430,796
Average equity	159,413	172,125
Average common shares -- basic	8,918,284	9,082,032
Average common shares -- diluted	8,941,180	9,143,615

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	December 31, 2023	September 30, 2023	December 31, 2022	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$32	$45	$86	$(13)	$(54)
Northpointe Bank MPP	9,502	162	—	9,340	9,502
Secured lines of credit	35,815	35,833	15,279	(18)	20,536
Unsecured lines of credit	456	919	1,276	(463)	(820)
SBA loans	9,115	9,149	8,056	(34)	1,059
Other commercial business loans	57,375	55,272	52,230	2,103	5,145
Total commercial business loans	$112,295	$101,380	$76,927	$10,915	$35,368

Auto and other consumer loans breakout
Triad Manufactured Home loans	$93,591	$90,230	$89,011	$3,361	$4,580
Woodside auto loans	124,401	124,833	122,961	(432)	1,440
First Help auto loans	4,516	5,079	5,084	(563)	(568)
Other auto loans	4,158	5,022	8,182	(864)	(4,024)
Other consumer loans	22,464	23,622	13,675	(1,158)	8,789
Total auto and other consumer loans	$249,130	$248,786	$238,913	$344	$10,217

Construction and land loans breakout
1-4 Family construction	$51,737	$63,371	$77,138	$(11,634)	$(25,401)
Multifamily construction	50,431	54,318	76,345	(3,887)	(25,914)
Acquisition-renovation	—	—	19,247	—	(19,247)
Nonresidential construction	20,049	18,746	9,218	1,303	10,831
Land and development	7,474	6,999	11,698	475	(4,224)
Total construction and land loans	$129,691	$143,434	$193,646	$(13,743)	$(63,955)

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not defined in generally accepted accounting principles ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculation of Total Revenue:

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)
Net interest income	$14,195	$14,950	$15,982	$16,305	$18,930
Noninterest income	(2,929)	2,904	1,711	2,334	3,368
Total revenue, net of interest expense	$11,266	$17,854	$17,693	$18,639	$22,298
(1) We believe this non-GAAP metric provides an important measure with which to analyze and evaluate income available for noninterest expenses.

Calculations Based on Tangible Common Equity:

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$163,340	$156,065	$159,557	$160,336	$158,282
Less: Goodwill and other intangible assets	1,086	1,087	1,087	1,088	1,089
Disallowed non-mortgage loan servicing rights	481	609	556	804	714
Total tangible common equity	$161,773	$154,369	$157,914	$158,444	$156,479

Total assets	$2,201,797	$2,153,545	$2,162,878	$2,172,094	$2,042,070
Less: Goodwill and other intangible assets	1,086	1,087	1,087	1,088	1,089
Disallowed non-mortgage loan servicing rights	481	609	556	804	714
Total tangible assets	$2,200,230	$2,151,849	$2,161,235	$2,170,202	$2,040,267

Average shareholders' equity	$155,971	$160,994	$161,387	$159,319	$157,590
Less: Average goodwill and other intangible assets	1,086	1,087	1,088	1,089	1,171
Average disallowed non-mortgage loan servicing rights	608	557	801	715	813
Total average tangible common equity	$154,277	$159,350	$159,498	$157,515	$155,606

Tangible common equity ratio (1)	7.35%	7.17%	7.31%	7.30%	7.67%
Net (loss) income	$(5,522)	$2,504	$1,776	$3,528	$6,060
Return on tangible common equity (1)	-14.20%	6.23%	4.47%	9.08%	15.45%
Common shares outstanding	9,611,876	9,630,735	9,633,496	9,674,055	9,703,581
Tangible book value per common share (1)	$16.83	$16.03	$16.39	$16.38	$16.13
GAAP Ratios:
Equity to total assets	7.42%	7.25%	7.38%	7.38%	7.75%
Return on average equity	-14.05%	6.17%	4.41%	8.98%	15.26%
Book value per common share	$16.99	$16.20	$16.56	$16.57	$16.31
(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	December 31, 2023	December 31, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$163,340	$158,282
Less: Goodwill and other intangible assets	1,086	1,089
Disallowed non-mortgage loan servicing rights	481	714
Total tangible common equity	$161,773	$156,479

Total assets	$2,201,797	$2,042,070
Less: Goodwill and other intangible assets	1,086	1,089
Disallowed non-mortgage loan servicing rights	481	714
Total tangible assets	$2,200,230	$2,040,267

Average shareholders' equity	$159,413	$172,125
Less: Average goodwill and other intangible assets	1,087	1,179
Average disallowed non-mortgage loan servicing rights	670	1,026
Total average tangible common equity	$157,656	$169,920

Tangible common equity ratio (1)	7.35%	7.67%
Net income	$2,286	$15,645
Return on tangible common equity (1)	1.45%	9.21%
Common shares outstanding	9,611,876	9,703,581
Tangible book value per common share (1)	$16.83	$16.13
GAAP Ratios:
Equity to total assets	7.42%	7.75%
Return on average equity	1.43%	9.09%
Book value per common share	$16.99	$16.31

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.